Exhibit 10.1

AMENDMENT NO. ONE

TO THE

AVIALL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME PLAN

Pursuant to the authority set forth in Section 7.2 of the Aviall, Inc. Supplemental Executive Retirement Income Plan (the “Plan”), in order to clarify the benefits payable upon a Change of Control the Plan shall be and the same hereby is amended, effective as of March 23, 2006, as follows:

1. Section 9.2 of the Plan is amended by striking said Section and substituting in lieu thereof the following:

Section 9.2. Benefits Payable in the Event of Change of Control: In the event of a Change of Control, the monthly benefit to which a Participant is entitled will be computed in accordance with the applicable provisions of this Plan immediately prior to the date of such Change of Control, except that (i) for the purpose of determining eligibility for Early Retirement pursuant to Section 5.3(a) hereof, each COC Affected Participant shall be deemed to be two (2) years older, and shall be deemed to have two (2) additional years of Continuous Service under the Retirement Plan (or, in the case of the CEO, four (4) additional years of Continuous Service), (ii) for the purpose of determining the early retirement reduction factor for Early Retirement Benefits, if applicable, each COC Affected Participant shall be deemed to be two (2) years older, if adding two (2) years to such Participant’s age would otherwise make him eligible for Early Retirement, and (iii) each COC Affected Participant shall be deemed to have two (2) additional years of Credited Service (or, in the case of the CEO, four (4) additional years of Credited Service), but in no event shall such Participant’s total years of Credited Service exceed the 25 years or 16.6667 years, as the case may be, specified in Section 2.1(a)(i) hereof. Notwithstanding the foregoing provisions of this Section 9.2, as amended, if, as a result of the additional years of Continuous Service credited under this Section 9.2, a Participant’s election, upon termination of employment, to begin payment of benefits in accordance with Sections 5.3 and 6.1 hereof would result in payments beginning in 2006, then in lieu of the commencement of those benefits in 2006, such payments shall commence on January 1, 2007. The provisions of this Section 9.2, as amended, are intended to comply with the transition relief provided for under the proposed regulations and other interim guidance under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and shall be so interpreted.

2. Section 6.1 of the Plan is amended by striking the first sentence of said Section and substituting in lieu thereof the following:

Except as otherwise hereinafter specifically provided, the payment of benefits to which a Participant or Beneficiary shall be entitled under this Plan shall be paid in the same manner, the same form, if applicable as of the same date, and subject to the same conditions as the benefits under the Retirement Plan.

If any changes are needed to this Amendment No One in order to be in compliance with or exempt from the requirements of Section 409A of the Code, the appropriate officers of Aviall, Inc. are hereby authorized to make such changes or modifications hereto.

The foregoing amendment to the Plan shall be incorporated into the Plan as adopted effective April 7, 2003.

EXECUTED this 23rd day of March, 2006.

AVIALL, INC.

By:	/s/ Jeffrey J. Murphy
Name:	Jeffrey J. Murphy
Title:	Senior Vice President